CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS
2007 FOURTH QUARTER AND YEAR-END RESULTS

Q4 2007 Highlights Compared to Q4 2006

•	Bluegreen Resorts Sales Rose 8.5% to Fourth Quarter Record $112.0 Million

•	Bluegreen Communities Sales Increased 4.0% to $24.6 Million

•	Net Income Increased to $8.5 Million, or a Fourth Quarter Record $0.27 Per Diluted Share

•	Book Value of $12.34 Per Share

Boca Raton, Fla. – February 28, 2008 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the three and twelve months ended December 31, 2007 (see attached tables).

Total sales in the fourth quarter of 2007 rose 7.6% to $136.6 million from $126.9 million in the same period last year, due to record vacation ownership (“Resorts”) sales and higher homesite (“Bluegreen Communities”) sales. Bluegreen Resorts and Bluegreen Communities yielded Field Operating Profit (1) of $22.6 million and $3.7 million, respectively, during the fourth quarter of 2007 (see tables entitled “Supplemental Segment Financial Data”). Net income in the fourth quarter of 2007 increased to $8.5 million, or $0.27 per diluted share, from net income of $1.8 million, or $0.06 per diluted share, in the same period last year. As previously announced, certain expenses reduced income for the fourth quarter of 2006 by approximately $5.4 million, or $0.17 per diluted share.

BLUEGREEN RESORTS

Bluegreen Resorts sales increased 8.5% to a fourth quarter record $112.0 million from $103.3 million in the fourth quarter of 2006. Higher Resorts sales were primarily attributable to a significant increase in sales to existing Bluegreen Vacation Club® owners as compared to the fourth quarter of 2006; these sales comprised 44% of Resorts sales for the fourth quarter of 2007 as compared to 38% of Resorts sales during the comparable prior year period.

(1)	Field operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other expense, interest expense, and income taxes.

Bluegreen Corporation	Page 2
February 28, 2008

Higher Resorts sales were also attributable to increased same-resort sales, led by increases in sales at the Smoky Mountain Preview Center in Sevierville, Tenn., The Falls Village™ resort in Branson, Mo., and an offsite sales office in Las Vegas. Higher sales were also attributable, to a lesser extent, to the opening of new sales offices at SeaGlass Tower™, located in Myrtle Beach, S.C., as well as an 8% system-wide price increase that went into effect during March 2007.

Results for the fourth quarter of 2007 also included a gain on sales of notes receivable of $11.3 million, which, as required by generally accepted accounting principles, is reflected as a $10.3 million increase in Resorts sales with an additional $1.0 million reflected as revenue from sales of notes receivable. This compares to a $13.4 million gain on sales of notes receivable in the fourth quarter of 2006, reflected as a $11.6 million increase in Resorts sales and $1.8 million of revenue from sales of notes receivable.

In accordance with Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-sharing Transactions” (“SFAS 152”), as of December 31, 2007 approximately $24.6 million and $14.3 million of Resorts sales and profits, respectively, were deferred as these contracted sales had not yet met the requirements for revenue recognition. These amounts compare to $32.9 million and $18.5 million of Resorts sales and profits, respectively, which were deferred as of September 30, 2007. Deferred amounts are expected to be recognized in future periods. In addition, SFAS 152 requires that Resorts sales be reduced by estimated uncollectible timeshare notes receivable, which were estimated to be $19.1 million for the fourth quarter of 2007 and $15.5 million for the fourth quarter of 2006.

Resorts cost of sales, as a percentage of sales, in the fourth quarter of 2007 rose to 24.6% from 22.6% in the fourth quarter of 2006, primarily as a result of a higher percentage of Resorts sales in relatively higher cost properties. Resorts cost of sales as a percentage of sales for 2008 is expected to range between 23% and 27%.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “Bluegreen Resorts ended a successful 2007 with strong fourth quarter results, which we view as a reflection of our continued success at servicing our customers while providing a cost-effective, flexible, and high-quality vacation ownership product. We continue to monitor the overall economy but are currently cautiously optimistic, based, in part, on our industry’s results during prior economic downturns. Summer 2008 will mark two significant milestones, as we expect to begin welcoming guests and opening permanent sales offices at our newest properties in Las Vegas, NV and Williamsburg, VA.

Bluegreen Corporation	Page 3
February 28, 2008

“We believe that during 2007, Bluegreen further enhanced its marketing capabilities and expanded the offerings of the Bluegreen Vacation Club through strategic alliances. The Company extended its historically successful marketing alliance and joint venture with Bass Pro, Inc. and its affiliates for a seven-year term ending in 2014. Bluegreen also entered into an agreement with Shell Vacation Club, a privately-held timeshare developer, which provides for dual owner access to our respective resort properties, subject to applicable terms and conditions. This new arrangement, known as “Select Connections,” increases our owners’ vacation choices to include 18 Shell resort locations and enhances our presence in the western United States (including Hawaii), and Canada.”

BLUEGREEN COMMUNITIES

Sales at Bluegreen Communities increased 4.0% to $24.6 million from $23.6 million during the same period last year, reflecting $4.1 million in sales made prior to the fourth quarter of 2007 that were previously deferred pending the completion of the platting process, partially offset by lower sales in certain markets. Bluegreen Communities cost of sales, as a percentage of sales, in the fourth quarter of 2007 declined to 51.2% from 62.3% in the same period one year ago. Bluegreen Communities cost of sales in the fourth quarter of 2006 was negatively impacted by a $3.0 million accrual associated with repairs required to be made on a lake amenity at a nearly sold-out Bluegreen community.

Mr. Maloney commented, “We are very pleased that Communities continued to operate profitably for the 2007 year and fourth quarter despite a difficult real estate market that has negatively impacted some of our Communities sales operations. We are pleased that, to date, we have continued to sell homesites at retail prices that are comparable to prior year’s pricing. We are continuing to manage this important segment of our business in light of current market demand through the development of new sales and marketing initiatives and, by design, expect that it will comprise a smaller portion of Bluegreen’s consolidated results in 2008. New land purchases will be selective and, as always, our goal is to adhere to a strict economic model. We believe that this deliberate approach is evidenced by our results and that our current portfolio of properties was acquired at prices that we believe can generate profitable returns despite the current market environment.”

As of December 31, 2007, approximately $13.2 million and $5.5 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the communities. These amounts compare to $14.3 million and $6.3 million of sales and profits, respectively, deferred as of September 30, 2007. Therefore, net recognition in the fourth quarter of 2007 of revenues and profits previously deferred under the percentage of completion method of accounting totaled $1.1 million and $800,000, respectively. In the fourth quarter of 2006, net deferral of revenue and profits previously deferred under the percentage-of-completion method of accounting totaled $1.4 million and $1.1 million, respectively.

Bluegreen Corporation	Page 4
February 28, 2008

SELECTED OTHER FINANCIAL INFORMATION

	As of or for the three months ended December 31,

	2007		2006

Unrestricted cash	$125.5	million	$49.7	million
Net interest spread (2)	$4.5	million	$4.7	million
Book value	$12.34	per share	$11.44	per share
Debt-to-equity ratio	1.03:1		0.82:1

(2) interest income minus interest expense

As previously announced, Bluegreen intends to pursue a rights offering to its shareholders of up to $100 million of its common stock. The purpose of the rights offering is to further strengthen the Company’s balance sheet in light of the $55 million of senior secured notes which mature in April 2008, and to support organic and acquisition-driven growth initiatives to maximize shareholder value.

Mr. Maloney commented, “Bluegreen continues to maintain a high level of liquidity — as evidenced by our cash position at December 31, 2007 – and we believe that we enjoy excellent relationships with our lenders and securitization investors. In October 2007, we completed a $177 million term securitization and in August 2007 we renewed and increased our revolving line of credit with Wachovia Bank, NA. Our financial position and relationships combine to provide a sound financial foundation in support of our day-to-day operations. Our vacation ownership receivables portfolio continues to perform well. Delinquencies over 30 days and average annual default rates at December 31, 2007 remained generally consistent to December 31, 2006, and below historical amounts.”

2007 FINANCIAL RESULTS

Total sales for the twelve months ended December 31, 2007 increased 3.5% to $582.8 million from total sales of $563.1 million in 2006. Resorts sales rose 13.6% to $453.5 million from $399.1 million last year. Bluegreen Communities sales during 2007 were $129.2 million, a decrease from sales of $164.0 million during 2006. Bluegreen Communities sales in 2006 included $7.0 million of revenue related to the bulk sale of land in California on a non-retail basis; there was no such sale in 2007. Net income for 2007 rose to $31.9 million, or $1.02 per diluted share, from net income of $29.8 million, or $0.96 per diluted share, in 2006. Net income for 2006 included a cumulative effect of change in accounting principle charge, net of income taxes and minority interest, totaling $4.5 million, or $0.14 per diluted share; there was no such charge in 2007. As noted earlier, net income for 2006 was also impacted by approximately $5.4 million, or $0.17 per diluted share, due to certain expenses incurred during the fourth quarter of that year.

Bluegreen Corporation	Page 5
February 28, 2008

CONFERENCE CALL

Bluegreen Corporation will host a conference call on Friday, February 29, 2008 at 11:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (888) 713-4213 (Domestic) or (617) 213-4865 (International) and use the code 45332516 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until March 7, 2008. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 89533141 for the replay. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PKFF87XML. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the conference call will be broadcast live over the Internet at Bluegreen’s corporate web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation’s web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 185,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that growth and profitability will not occur as anticipated; the Company may be unable to sell notes receivable on satisfactory terms, if at all, adversely impacting the Company’s liquidity and profitability; the performance of the Company’s vacation ownership notes receivables may deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew or replace such lines of credit; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; that the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; cost of sales will not be as expected; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2007, its Form 10-K/A filed on July 3, 2007 and its most recent Form 10-Q filed on November 9, 2007.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended the (“Exchange Act”), that involve substantial risks and uncertainties, including but not limited to the risk that a registration statement relating to Bluegreen’s rights offering may not be filed or declared effective by the Securities and Exchange Commission, that because of business, economic or market conditions Bluegreen may decide not to pursue the rights offering and that the rights offering may not be consummated in the amounts contemplated, if at all. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by Bluegreen with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

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Bluegreen Corporation	Page 6
February 28, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Income
(In 000’s, Except Per Share Data)

	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

	(unaudited)	(unaudited)	(unaudited)
REVENUES:

Gross vacation ownership sales	$120,834	$107,175	$476,033	$419,754
Estimated uncollectible VOI notes receivable	(19,144)	(15,497)	(65,242)	(59,497)
Gain on sales of notes receivable (Resort sales portion)	10,331	11,596	42,750	38,848

Vacation ownership sales	112,021	103,274	453,541	399,105
Homesite sales	24,571	23,616	129,217	164,041

Total sales	136,592	126,890	582,758	563,146

Other resort and communities operations revenue	19,548	14,820	67,411	63,610
Interest income	10,412	10,073	44,703	40,765
Sales of notes receivable	999	1,803	(3,378)	5,852

Total operating revenues	167,551	153,586	691,494	673,373

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	27,553	23,370	111,480	88,086
Homesite cost of sales	12,581	14,713	67,251	90,968

Total cost of sales	40,134	38,083	178,731	179,054
Cost of other resort and communities operations	11,919	10,424	49,982	53,193
Selling, general and administrative expenses	92,791	92,934	377,551	356,989
Interest expense	5,892	5,423	24,272	18,785
Other expense, net	618	1,619	1,743	2,861

Total operating expenses	151,354	148,483	632,279	610,882

Income before minority interest and provision for income taxes	16,197	5,103	59,215	62,491
Minority interest in income of consolidated subsidiary	2,410	2,379	7,721	7,319

Income before provision for income taxes	13,787	2,724	51,494	55,172
Provision for income taxes	5,239	930	19,568	20,861

Income before cumulative effect of change in accounting principle	8,548	1,794	31,926	34,311
Cumulative effect of change in accounting principle, net of tax	—	—	—	(5,678)
Minority interest in cumulative effect of change in accounting principle, net of tax	—	—	—	1,184

Net income	$8,548	$1,794	$31,926	$29,817

Income before cumulative effect of change in accounting principle per share:
Basic:	$0.28	$0.06	$1.03	$1.12
Diluted:	$0.27	$0.06	$1.02	$1.10

Cumulative effect of change in accounting principle, per share
Basic:	$—	$—	$—	$(0.15)
Diluted:	$—	$—	$—	$(0.14)

Net income per share:
Basic:	$0.28	$0.06	$1.03	$0.98

Diluted:	$0.27	$0.06	$1.02	$0.96

Weighted average number of common and common equivalent shares:
Basic	31,009	30,639	30,975	30,557

Diluted	31,256	31,151	31,292	31,097

Bluegreen Corporation	Page 7
February 28, 2008

BLUEGREEN CORPORATION
Supplemental Segment Financial Data
Three- and Twelve-Month Periods Ended December 31, 2007 and December 31, 2006
(In 000s, except percentages)

BLUEGREEN RESORTS

	Q4 2007	% of Sales	Q4 2006	% of Sales	2007	% of Sales	2006	% of Sales

	(unaudited)		(unaudited)		(unaudited)

Gross sales of real estate	$120,834		$107,175		$476,033		$419,754

Estimated uncollectible VOI notes receivable	(19,144)		(15,497)		(65,242)		(59,497)
Gain on sales of notes receivable (Resort sales portion)	10,331		11,596		42,750		38,848

Sales of real estate	112,021	100%	103,274	100%	453,541	100%	399,105	100%
Cost of sales on real estate	(27,553)	(25)	(23,370)	(23)	(111,480)	(25)	(88,086)	(22)

Gross profit on real estate	84,468	75	79,904	77	342,061	75	311,019	78

Sales of other services	14,151	100	12,325	100	53,624	100%	51,688	100%
Cost of sales of other services	(6,970)	(49)	(7,966)	(65)	(36,588)	(68)	(42,417)	(82)

Gross profit on other services	7,181	51	4,359	35	17,036	32	9,271	18

Selling and marketing expense	(61,999)	(55)	(59,772)	(58)	(260,932)	(58)	(239,788)	(60)
Field G & A expense	(7,067)	(6)	(7,201)	(7)	(28,256)	(6)	(26,565)	(7)

Total field operating expense	(69,066)	(61)	(66,973)	(65)	(289,188)	(64)	266,353	(67)

Field operating profit	$22,583	20%	$17,290	17%	$69,909	15%	$53,937	14%

BLUEGREEN COMMUNITIES

	Q4 2007	% of Sales	Q4 2006	% of Sales	2007	% of Sales	2006	% of Sales

	(unaudited)		(unaudited)		(unaudited)

Sales of real estate	$24,571	100%	$23,616	100%	$129,217	100%	$164,041	100%
Cost of sales of real estate	(12,581)	(51)	(14,713)	(62)	(67,251)	(52)	(90,968)	(55)

Gross profit on real estate	11,990	49	8,903	38	61,966	48	73,073	45

Sales of other services	5,397	100	2,495	100	13,787	100	11,922	100
Cost of sales of other services	(4,949)	(92)	(2,458)	(99)	(13,394)	(97)	(10,776)	(90)

Gross profit on other services	448	8	37	1	393	3	1,146	10

Selling and marketing expense	(5,999)	(24)	(5,882)	(25)	(27,934)	(22)	(27,636)	(6)
Field G & A expense	(2,690)	(11)	(2,718)	(12)	(10,792)	(8)	(10,759)	(17)

Total field operating expense	(8,689)	(35)	(8,600)	(37)	(38,726)	(30)	(38,395)	(23)

Field operating profit	$3,749	15%	$340	1%	$23,633	18%	$35,824	22%

Bluegreen Corporation	Page 8
February 28, 2008

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income Before
Minority Interest and Provision for Income Taxes

	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

	(unaudited)	(unaudited)	(unaudited)

Field operating profit for Bluegreen Resorts	$22,583	$17,290	$69,909	$53,937
Field operating profit for Bluegreen Communities	3,749	340	23,633	35,824
Interest Income	10,412	10,073	44,703	40,765
Sales of notes receivable	999	1,803	(3,378)	5,852
Other expense, net	(618)	(1,619)	(1,743)	(2,861)
Corporate general and administrative expenses	(15,036)	(17,361)	(49,637)	(52,241)
Interest expense	(5,892)	(5,423)	(24,272)	(18,785)

Income before minority interest and provision for income taxes	$16,197	$5,103	$59,215	$62,491

Bluegreen Corporation	Page 9
February 28, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000s)

	December 31, 2007	December 31, 2006

	(unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$125,513	$49,672
Cash and cash equivalents (restricted)	19,460	21,476

Total cash and cash equivalents	144,973	71,148
Contracts receivable, net	20,532	23,856
Notes receivable, net	160,665	144,251
Prepaid expenses	14,824	10,800
Other assets	23,405	27,465
Inventory, net	434,968	349,333
Retained interests in notes receivable sold	141,499	130,623
Property and equipment, net	94,421	92,445
Goodwill	4,291	4,291

Total assets	$1,039,578	$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$38,901	$18,465
Accrued liabilities and other	60,421	49,458
Deferred income	36,559	40,270
Deferred income taxes	98,362	87,624
Receivable-backed notes payable	54,999	21,050
Lines-of-credit and notes payable	176,978	124,412
10.50% senior secured notes	55,000	55,000
Junior subordinated debentures	110,827	90,208

Total liabilities	632,047	486,487

Minority interest	22,423	14,702

Total shareholders’ equity	385,108	353,023

Total liabilities and shareholders’ equity	$1,039,578	$854,212